                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                            (Amendment No.          )*
                                          ---------

                               RETROSPETTIVA, INC.
           --------------------------------------------------------
                                (Name of Issuer)

                            NO PAR VALUE COMMON STOCK
           --------------------------------------------------------
                          (Title of Class of Securities)

                                   761300-10-2
           --------------------------------------------------------
                                 (CUSIP Number)



   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

                              Page 1 of 4 Pages



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CUSIP No. 761300-10-2         13G          Page 2  of  4 Pages
          -----------                          ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     BORIVOJE VUKADINOVIC
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /   N/A
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

            U.S.A
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially Owned                 Power         2,454,051
 by Each Reporting           --------------------------------------------------
 Person With                  (6) Shared Voting
                                    Power              --
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power         2,454,051
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power
-------------------------------------------------------------------------------
(9) Aggregate Amount Beneficially Owned by Each Reporting Person

                                                  2,454,051
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

                                                       --
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

                                                  51.4%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

                                                  IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!


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                                                          Page  3  of  4  Pages
                                                               ---    ---

ITEM 1.(A)  NAME OF ISSUER

            RETROSPETTIVA, INC.
-------------------------------------------------------------------------------
ITEM 1.(B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

            8825 W. Olympic BL, Beverly Hills, CA 90211
-------------------------------------------------------------------------------
ITEM 2.(A)  NAME OF PERSON(S) FILING

            BORIVOJE VUKADINOVIC
-------------------------------------------------------------------------------
ITEM 2.(B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

            8825 W. Olympic BL, Beverly Hills, CA 90211
-------------------------------------------------------------------------------
ITEM 2.(C)  CITIZENSHIP

            U.S.A.
-------------------------------------------------------------------------------
ITEM 2.(D)  TITLE OF CLASS OF SECURITIES

            No Par Value Common Stock
-------------------------------------------------------------------------------
ITEM 2.(E)  CUSIP NUMBER

            761300-10-2
-------------------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

     (a) / / Broker of Dealer registered under Section 15 of the Act

     (b) / / Bank as defined in section 3(a)(6) of the Act

     (c) / / Insurance Company as defined in section 3(a)(19) of the Act

     (d) / / Investment Company registered under section 8 of the Investment Company Act

     (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

     (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

     (g) / / Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note: See Item 7)

     (h) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

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                                                          Page  4  of  4  Pages
                                                               ---    ---

ITEM 4.  OWNERSHIP

     (a) Amount Beneficially Owned:

               2,454,051
-------------------------------------------------------------------------------
     (b) Percent of Class:

               51.4%
-------------------------------------------------------------------------------
     (c) Number of shares as to which such person has:

           (i) sole power to vote or to direct the vote

               2,454,051
-------------------------------------------------------------------------------
          (ii) shared power to vote or to direct the vote

               --
-------------------------------------------------------------------------------
         (iii) sole power to dispose or to direct the disposition of

               2,454,051
-------------------------------------------------------------------------------
          (iv) shared power to dispose or to direct the disposition of

               --
-------------------------------------------------------------------------------
ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /
-------------------------------------------------------------------------------
ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

-------------------------------------------------------------------------------
ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
         THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         NONE
-------------------------------------------------------------------------------
ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         NONE
-------------------------------------------------------------------------------
ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         NONE
-------------------------------------------------------------------------------
ITEM 10. CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not required for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                       2-10-98
                                       ----------------------------------------
                                       (Date

                                       /s/ BORIVOJE VUKADINOVIC
                                       ----------------------------------------
                                       (Signature)

                                       BORIVOJE VUKADINOVIC
                                       ----------------------------------------
                                       (Name/Title)
                                       CEO/President